UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file a press release issued by Telephone and Data Systems, Inc. (“TDS”) on September 27, 2011, relating to the recommendations of Glass, Lewis & Co. and Institutional Shareholder Services (“ISS”) with respect to proposals to be considered at a special meeting of shareholders of TDS to be held on October 6, 2011.

Contact:	Jane W. McCahon, Vice President, Corporate Relations
(312) 592-5379 jane.mccahon@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

GLASS LEWIS RECOMMENDS TDS SHAREHOLDERS VOTE FOR PROPOSED PLAN TO RECLASSIFY SPECIAL COMMON SHARES

Company Strongly Disagrees with Conflicting ISS Recommendation and
Urges Shareholders to Support Plan

CHICAGO — Sept. 27, 2011 — Telephone and Data Systems, Inc. [NYSE: TDS, TDS.S] today issued the following comments in response to the Glass, Lewis & Co., LLC (“Glass Lewis”) and the Institutional Shareholder Services’ (“ISS”) reports regarding the proposed amendments to the TDS certificate of incorporation.  The proposals include a share consolidation amendment to reclassify TDS Special Common Shares as Common Shares on a one-for-one basis, resulting in a single class of publicly-traded common stock, and a vote amendment, which will set the Series A Common Shares voting rights at current levels.

Glass Lewis Report

“We are pleased that Glass Lewis recognized the merits of our proposals,” said Kenneth R. Meyers, TDS Executive Vice President and Chief Financial Officer.  “We strongly believe that the proposed one-for-one exchange ratio is fair and appropriate and that the proposed amendments will simplify our capital structure, provide all shareholders with improved liquidity and visibility, and give TDS greater financial and strategic flexibility.”

In its report, Glass Lewis noted that “…voting structures involving multiple classes of stock are not in the best interest of shareholders” and that, “…investors will benefit from the clarity of having to evaluate only a single class of publicly-traded stock.”

ISS Report

Commenting on the ISS report, Meyers said, “We strongly disagree with ISS’ recommendation that holders of our Common Shares vote against the proposed amendments.  The economic rights of the two share classes are equivalent, the exchange ratio is consistent with precedent transactions, and we believe the proposals will benefit all shareholders significantly.  We also believe the holders of Common shares will benefit from the share consolidation because the newly consolidated share class will have improved liquidity, thus providing potential access to additional indexes and broader investment appeal.  We believe that by recommending that Common shareholders vote against the proposal, ISS is asking Common shareholders to forego the benefits and accept the risk of losing their liquidity advantage in the future.”

The ISS report concludes, and we agree, that,  “...the board is rightly concerned about the persistent trading discount of TDS.S” and that, “…there are tangible benefits for the company as a whole in simplifying the capital structure, and it is clear why the board is considering such an action.”

Commenting on the ISS recommendation, Meyers said, “We saw three reclassification precedents that had similar structures to ours with Common Shares and Special Common Shares, where the higher vote stock traded at a greater than 10 percent premium to the lower, no-vote stock.  In two of those situations, the reclassification ratio was one-to-one and ISS recommended in favor of each of those transactions.  In the third transaction, a market ratio was used and ISS split its recommendation.  ISS’ current position ignores these precedents.

“ISS also noted that the TDS Common stock declined at announcement, and since announcement, in excess of various market indices.  However, market volatility has been unusually high in the wireless arena.  Looking at stock price performance since one week prior to the announcement, the TDS Common stock is down less than its three primary comparables: Sprint, MetroPCS and Leap.”

The TDS Board of Directors unanimously approved the amendments and unanimously recommends that shareholders vote “FOR” the proposals at its special meeting of shareholders, to be held on October 6, 2011.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone, and broadband services to approximately 7.1 million customers in 36 states through its business units, U.S. Cellular (wireless) and TDS Telecom (wireline). Founded in 1969 and headquartered in Chicago, TDS employed 12,300 people as of June 30, 2011.

Visit www.teldta.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: the ability of the company to successfully grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com

IMPORTANT INFORMATION:

The foregoing information is not a solicitation of a proxy from any TDS shareholder.  This is being done only pursuant to a definitive proxy statement.  Additional information relating to the foregoing is included in TDS’ proxy materials filed with the SEC and distributed to shareholders.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders and other investors may access such materials without charge at the SEC’s web site (www.sec.gov) and on the TDS web site (www.teldta.com) in the Investor Relations section on the SEC filings page. In addition, shareholders may obtain free copies of the proxy materials by contacting TDS’ proxy solicitor, MacKenzie Partners at (800) 322-2885.  TDS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TDS shareholders on behalf of the TDS board of directors in connection with the foregoing.  Information concerning such participants and their respective direct or indirect interests in TDS by security holdings or otherwise is included in TDS’ definitive proxy statement.